                                                              EXHIBIT 4(a)(xiii)

                                     WAIVER
                                       TO
                                 LOAN AGREEMENT


         This Waiver ("Waiver"), dated as of February 23, 2001, is among ONEIDA LTD., a New York corporation (the "Borrower") and ALLIANCE BANK, N.A. (the "Bank").

                                 R E C I T A L S

                  A. Borrower and the Bank are parties to a Loan Agreement dated as of June 2, 2000, as amended by a Waiver No. 1 dated as of September 12, 2000 (the "Loan Agreement").

                  B. Borrower has advised the Bank that its Consolidated Leverage Ratio for the Fiscal Quarter ending January 27, 2001 was approximately
3.47 to 1.0 (subject to revision following completion of the financial statements for the Fiscal Year then ended), in violation of Section 6.11(b) of the Loan Agreement.

                  C. Borrower has requested that the Bank waive the Event of Default arising out of Borrower's failure to comply with Section 6.11(b) of the Loan Agreement at January 27, 2001.

                  D. Borrower has also requested waivers of default(s) under (i.) the Credit Agreement dated as of June 2, 2000, as amended, between the Borrower and The Chase Manhattan Bank, as Administrative Agent, and certain other Lenders therein named and (ii.) the Amended and Restated Note Agreement dated as of November 15, 1996 between the Borrower, THC Systems, Inc. Allstate Life Insurance Company, Allstate Insurance Company and Pacific Life Insurance Company (the "Other Credit Agreements").

                  NOW, THEREFORE, the parties agree as follows:

         1. Definitions. All capitalized terms used in this Waiver which are not otherwise defined shall have the meanings given to those terms in the Loan Agreement.

         2. Waiver. Subject to each of the conditions precedent set forth below, the Bank waives the Event of Default created as a result of Borrower's failure to comply with Section 6.11(b) of the Loan Agreement for the Fiscal Quarter ending January 27, 2001. This waiver is limited to the failure to comply with
Section 6.11(b) at January 27, 2001 and shall not be construed as a waiver of any other presently existing or future Events of Default.

         3. Representations and Warranties. The Borrower represents and warrants to the Bank that the following statements are true, correct and complete:

                  3.1 Consolidated Leverage Ratio. The Consolidated Leverage Ratio for the Fiscal Quarter ending January 27, 2001, as reflected on the financial statements for such Fiscal Quarter required to be delivered pursuant to Section 5.01(b) of the Loan Agreement, will be no higher than 3.60 to 1.0.

                  3.2 Representations and Warranties. Each of the representations and warranties made by the Borrower in the Loan Agreement is true and correct on and as of the date of this Waiver.

                  3.3 No Default or Event of Default. No Default or Event of Default has occurred and is continuing except for the Event of Default referenced in Paragraph 2 above.

                  3.4 Execution, Delivery and Enforceability. This Waiver has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms.

         4. Conditions Precedent to Effectiveness of Waiver. This Waiver shall be effective only when and if each of the following conditions precedent is satisfied:

                  4.1 Secretary's Certificate. The Bank shall have received a certificate executed by the Secretary or Assistant Secretary of Borrower certifying the due authorization of this Waiver by Borrower, the incumbency of the officer executing this Waiver, and any other legal matters relating to this Waiver, all in form and substance satisfactory to the Bank and its counsel.

                  4.2 No Default or Event of Default; Accuracy of Representations and Warranties. After giving effect to this Waiver, no Default or Event of Default shall exist and each of the representations and warranties made by the Borrower or any of its Subsidiaries herein and in or pursuant to the Loan Documents shall be true and correct in all material respects as if made on and as of the date on which this Waiver becomes effective.

                  4.3 Waiver Fee/Expense Reimbursements. The Borrower shall have paid to the Bank a waiver fee in the amount of $8,500 together with the amount of the reasonable attorneys' fees and expenses incurred by the Bank in connection with this Amendment and the Waiver provided for herein.

                  4.4 Execution by Parties. The Bank shall have received a counterpart of this Waiver duly executed and delivered by the Borrower and the Bank.

                  4.5 Other Credit Agreements Waivers. The Borrower shall have obtained and have delivered to the Bank effective waivers in substantially the form of the drafts delivered by the Borrower to the Bank and executed and delivered by all parties to the Other Credit Agreements of each default which may exist under the Other Credit Agreements.

                  4.6 Material Domestic Subsidiary Guarantys. Each "Material Domestic Subsidiary" (as that quoted term is defined in the Other Credit Agreement between Borrower and The Chase Manhattan Bank, as Administrative Agent, and certain other Lenders therein named) shall have executed and delivered to the Bank its guaranty in substantially the form of the "Subsidiary Guaranty Agreement" (as that quoted term is defined in the Other Credit Agreement between Borrower and The Chase Manhattan Bank, as Administrative Agent, and certain other Lenders therein named) such that each "Material Domestic Subsidiary" (as that quoted term is defined in the Other Credit Agreement between Borrower and The Chase Manhattan Bank, as Administrative Agent, and certain other Lenders therein named) guarantys the Borrower's obligations to the Bank under the Loan Agreement and the Term Note and the Borrower and each "Material Domestic Subsidiary" (as that quoted term is defined in the Other Credit Agreement between Borrower and The Chase Manhattan Bank, as Administrative Agent, and certain other Lenders therein named) shall have entered into an amendment to the Loan Agreement (and related collateral documents) in a form reasonably satisfactory to the Bank in order to make provisions consistent with the Other Credit Agreement with respect to such guarantys of each "Material Domestic Subsidiary" (as that quoted term is defined in the Other Credit Agreement between Borrower and The Chase Manhattan Bank, as Administrative Agent, and certain other Lenders therein named).

         5. Confirmation of Loan Agreement. Except as provided by this Waiver, all the provisions of the Loan Agreement remain in full force and effect from and after the date hereof, and the Borrower hereby ratifies and confirms the Loan Agreement and each of the documents executed in connection therewith. Specifically, but not by way of limiting the generality of the foregoing, the Borrower confirms and acknowledges that the Bank is under no obligation and has made no commitment to any further amendment, modification or waiver of or to any provision of the Loan Agreement irrespective of any modification, amendment or waiver that the Borrower may enter into or obtain with respect to the Other Credit Agreements, including any amendment or waiver contained in or contemplated by the waiver documents referred to in Section 4.5, above. The Borrower confirms that as of the date of the execution and delivery of this Waiver, the Borrower is indebted to the Bank in the principal sum of $4,249,999.22 under the terms of the Loan Agreement and the Borrower's Term Note provided for therein. From and after the date hereof, all references in the Loan Agreement to "this Agreement", "hereof", "herein", or similar terms, shall refer to the Loan Agreement as amended by this Waiver.

         6. Counterparts. This Waiver may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Waiver by facsimile transmission shall be as effective as delivery of a manually signed counterpart.

         7. Complete Agreement. This Waiver constitutes the final and complete expression of the agreement and understanding between the Borrower and the Bank with respect to the waiver provided for above and it supercedes all prior or contemporaneous negotiations, discussions or understandings, all of which are merged into this Waiver.

                  IN WITNESS WHEREOF, the parties have caused this Waiver to be duly executed as of the day and year first above written.


                                       ONEIDA LTD.

                                       By: /s/ EDWARD W. THOMA
                                           -------------------
                                       Name: Edward W. Thoma
                                       Title: Corporate Senior Vice President,
                                              Finance


                                       ALLIANCE BANK, N.A.

                                       By: /s/ STEVE POTTER
                                           ----------------
                                       Name: Steve Potter
                                       Title: Vice President

                         SUBSIDIARY GUARANTEE AGREEMENT

                  This Subsidiary Guarantee Agreement, dated as of February 23, 2001, is executed by BUFFALO CHINA, INC., DELCO INTERNATIONAL, LTD., ENCORE PROMOTIONS, INC., SAKURA, INC. and THC SYSTEMS, INC., each a New York corporation (individually, a "Guarantor" and, collectively, the "Guarantors"), for the benefit of ALLIANCE BANK, N.A. under the Loan Agreement dated as of June 2, 2000, as amended, and all other present and future holders of any of the Guaranteed Obligations described herein (all such Persons, collectively, referred to as the "Beneficiaries").

                                    RECITALS

                  A. Guarantor is a wholly owned subsidiary of Oneida Ltd., a New York corporation (the "Borrower"). Borrower has requested that credit be extended to the Borrower on terms and conditions set forth in the Loan Agreement referred to below.

                  B. To induce the Bank to enter into a Waiver to the Loan Agreement, and in consideration thereof and of any and all credit at any time extended thereunder, Guarantor has offered to enter into this Subsidiary Guarantee Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees for the benefit of each of the Beneficiaries as follows:

                  1. Definitions.

                  1.1 The following capitalized terms shall have the meanings set forth below for purposes of this Agreement:

                  "Loan Agreement" means the Loan Agreement dated as June 2, 2001, between the Borrower and the Bank, as the same may hereafter be amended, modified, extended or restated from time to time.

                  "Discharge of the Guaranteed Obligations" means that all Commitments of the Bank to extend credit under the Loan Agreement have irrevocably expired or been terminated and all Guaranteed Obligations have been fully, finally and indefeasibly paid in cash.

                  "Guaranteed Obligations" means all debts, liabilities and obligations of Borrower, whether now existing or hereafter incurred at any time or times, direct or indirect, absolute or contingent, secured or unsecured, arising under the Loan Agreement or any of the other Loan Documents, including without limitation all principal, interest, premiums, commitment fees, up- front fees, agency fees, legal fees or other fees and charges payable to the Beneficiaries by the Borrower, and all late charges, penalties and reasonable expenses of collection or enforcement or attempted collection or enforcement thereof, including reasonable fees and disbursements of legal counsel in connection therewith, whether within or apart from any legal action or proceeding.

                  "Loan Documents" means the Loan Agreement and any other agreement, document or instrument executed by the Borrower or any other Person, delivered to the Bank or any of the Beneficiaries, and pertaining to any Guaranteed Obligations, as the same may hereafter be amended, modified, extended or restated from time to time.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations, prospects or condition, financial or otherwise, of a Guarantor, (b) the ability of a Guarantor to perform any of its obligations under this Agreement, or (c) the rights or benefits available to the Beneficiaries under this Agreement.

                  1.2 Other capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

                  1.3 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Sections, shall be construed to refer to Sections of this Agreement.

                  2.       Guarantee.

                  2.1 Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees to each of the Beneficiaries the payment in full when due, by acceleration or otherwise, of all Guaranteed Obligations. If an Event of Default occurs and notice of demand for payment under this Agreement is given by the Bank to Guarantors, all liability of Guarantors under this Agreement shall become due and payable, without further notice or demand.

                  2.2 This Agreement constitutes a guarantee of payment and not merely a guarantee of collection. The Beneficiaries shall not be required to commence any action or proceeding to foreclose any security for the payment of the Guaranteed Obligations or to pursue or exhaust any remedies against the Borrower prior to the effectiveness of the Guarantors' obligation to pay the full amount of the Guaranteed Obligations.

                  2.3 This Agreement is a continuing guarantee and shall remain in full force and effect in respect of the Guarantors until the Discharge of the Guaranteed Obligations.

                  2.4 The Guarantors' liability hereunder is in addition to and independent of any other liabilities which the Guarantors have incurred or assumed, or may hereafter incur or assume, by way of endorsement, separate guarantee agreement, or in any other manner, with respect to all or any part of the Guaranteed Obligations. This Agreement does not supersede nor limit any such other liabilities of the Guarantors, and the Beneficiaries' rights and remedies under and pursuant to this Agreement and any such other liabilities are cumulative and may be exercised singly or concurrently.

                  3. Representation and Warranties.

                  The Guarantors jointly and severally represent and warrant that:

                  3.1 Each Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority and all licenses, permits and other approvals of any Governmental Authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing could not, individually or in the aggregate, have a Material Adverse Effect, and
(d) is in compliance with all applicable laws, rules and regulations except to the extent that the failure to comply therewith could not, individually or in the aggregate, have a Material Adverse Effect.

                  3.2 Each Guarantor has the corporate power and authority to make, deliver and perform this Agreement and all other Loan Documents to which it is a party, and has taken all necessary corporate action to undertake and pay and perform all of its liabilities and obligations hereunder and has taken all necessary corporate action to authorize the execution, delivery, payment and performance hereof and thereof on the terms and conditions set forth herein and therein. No consent, approval or authorization of, filing with, notice to or other act by any

Governmental Authority or any other Person is required by any Guarantor in connection with the execution, delivery and performance of this Agreement.

                  3.3 This Agreement has been duly executed and delivered on behalf of each Guarantor. This Agreement constitutes a legal, valid and binding obligation of each Guarantor enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought in equity or at law).

                  3.4 The execution, delivery and performance of this Agreement and other Loan Documents to which each Guarantor is a party will not violate any law, rule or regulation or any indenture, agreement or other instrument to which a Guarantor is a party or by which it or any of its property is bound and will not result in the creation or imposition of any Lien on any of its properties or revenues pursuant to any such law, rule or regulation or any such indenture, agreement or other instrument.

                  3.5 After giving effect to the liability incurred by it under this Agreement and the rights granted to it in Section 5 (including Guarantors' ability to realize upon the rights granted to it under Section 5), (a) the fair value of the assets of each Guarantor, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Guarantor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Guarantor, on a going concern basis, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Guarantor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date. If, notwithstanding the foregoing, enforcement of the liability of any Guarantor under this Agreement for the full amount of the Guaranteed Obligations would be an unlawful or voidable transfer under any applicable fraudulent conveyance or fraudulent transfer law or any comparable law, then the liability of such Guarantor hereunder shall be reduced to the highest amount for which such liability may then be enforced without giving rise to an unlawful or voidable transfer under any such law.

                  4. Guarantee Absolute.

                  4.1 The obligations of the Guarantors hereunder are absolute, unconditional and irrevocable and shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense.

                  4.2 The Beneficiaries may at any time and from time to time without the consent of or notice of any kind to the Guarantors, and without regard to any demands or requests by the Guarantors, take any of the following acts, upon or without any terms or conditions and in whole or in part, without thereby incurring any liability to the Guarantors, impairing the Guarantors' obligations under this Agreement or releasing the Guarantors from this
Agreement:

                           (a) change the rate of interest, penalties, manner,
place or terms of payment, change or extend the time of payment of the Guaranteed Obligations, or renew, amend, alter or revoke any commitment, condition, covenant, Event of Default or other provision with respect to any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Agreement shall apply to such Guaranteed Obligations as so changed, extended, renewed, amended or altered;

                           (b) sell, exchange, release, surrender, realize upon
or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof;

                           (c) waive, consent, extend, grant indulgence,
compromise, release, discharge or exercise or refrain from exercising any right, remedy, power or privilege under or in respect of the Loan Documents or the Borrower or any other party directly or indirectly liable upon the Guaranteed Obligations;

                           (d) settle or compromise any Guaranteed Obligations,
any security therefor, or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Borrower to creditors of Borrower;

                           (e) apply any sum by whomsoever paid or howsoever
realized to such debts, liabilities, obligations, interest, or expenses of collection owing by Borrower or the Guarantor to the Beneficiaries and in such order as the Beneficiaries may elect pursuant to any right of the Beneficiaries, whether guaranteed hereby or not, without regard to any rights of the Guarantor in respect to the application thereof, and regardless of what Guaranteed Obligations or other liability hereunder or portion thereof remains unpaid;

                           (f) omit to collect or enforce any collateral
security or other guarantees held by the Beneficiaries without regard to any demand or request by the Guarantor; or

                           (g) fail or omit to perfect any security interest in
any collateral for the payment of the Guaranteed Obligations.

                  4.3 This Agreement shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any of the following circumstances or conditions whatsoever:

                           (a) any failure, omission or delay on the part of the
Beneficiaries to comply with any term of the Loan Documents or any other agreement or instrument applicable to any of the parties to the Loan Documents;

                           (b) any bankruptcy, insolvency, reorganization,
arrangement, readjustment, composition, liquidation or similar proceeding with respect to the Borrower or the Guarantors or any of their respective properties or any action taken by any trustee or receiver or by any court in any such proceeding; and

                           (c) any limitation on the liability or obligations of
the Borrower or any other Person under the Loan Documents or any other Person referred to therein, or any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of the Loan Documents other than by reason of a Discharge of the Guaranteed Obligations.

                  4.4 Each Guarantor expressly waives any and all right to notice from the Beneficiaries, the Borrower or any other Person of:

                           (a) any notice of any adverse change in the
Borrower's financial condition or of any other fact which might increase the Guarantor's risk;

                           (b) all notices that may be required by statute, rule
of law or otherwise, now or hereafter in effect, to preserve intact any rights against the Guarantor, including without limitation, any demand, presentment and protest, proof of notice of nonpayment under the Loan Documents and notice of default or any failure on the part of Borrower or any other Person, to perform and comply with any covenant, agreement, term or condition of the Loan Documents;

                           (c) any notice of any assignment, sale, transfer,
participation or other disposition of any right, title or interest in the Loan Documents by the Beneficiaries;

                           (d) any requirement of diligence on the part of the
Beneficiaries or any other Person;

                           (e) any requirement to exhaust any remedies or to
mitigate the damages resulting from any Default under the Loan Documents; and

                           (f) any other circumstances whatsoever that might
otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against the Guarantor.

                  4.5 If claim is ever made upon a Beneficiary for repayment or recovery of any amount or amounts received by the Beneficiary in payment or on account of any of the Guaranteed Obligations, and such Beneficiary repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Beneficiary or any of the Beneficiary's property, or (b) any settlement or compromise of any such claim effected by the Beneficiary with any such claimant (including Borrower), then and in such event the Guarantors agree that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantors, and notwithstanding any termination hereof or the cancellation of any Guaranteed Obligations, the Guarantors shall be and remain liable to such Beneficiary hereunder for the amounts so repaid or recovered to the same extent as if such amount had never originally been received by the Beneficiary.

                  5. Reimbursement and Contribution Rights

                  5.1 Each Guarantor reserves the right to claim reimbursement from the Borrower for the entire amount of any payment made by such Guarantor on account of Guaranteed Obligations pursuant to this Agreement, but such Guarantor agrees that its claim for reimbursement shall not arise until, and is subject in all respects to, Discharge of the Guaranteed Obligations. Accordingly, each Guarantor agrees not to assert, sue upon, collect or otherwise enforce against the Borrower (by set-off or otherwise) any claim for reimbursement on account of any payment made by a Guarantor hereunder until Discharge of the Guaranteed Obligations.

                  5.2 Each Guarantor agrees that if the Borrower at any time fails to pay any reimbursement due to a Guarantor as contemplated in subsection
5.1 and such failure continues for a period of 60 days after Discharge of the Guaranteed Obligations, then if and to the extent any such unreimbursed payment due to such Guarantor under this Agreement is such that the Aggregate Unreimbursed Payments of such Guarantor are greater than its Fair Share of the Aggregate Unreimbursed Payments of All Guarantors, the Guarantor shall be entitled to a contribution from each other guarantor in the amount necessary to cause Guarantor's Aggregate Unreimbursed Payments to equal its Fair Share. For these purposes:

                           (i) "Fair Share" means an amount equal to (i) the
ratio of (x) the Adjusted Maximum Amount of a Guarantor to (y) the Adjusted Maximum Amounts of All Guarantors, multiplied by (ii) the Aggregate Unreimbursed Payments of All Guarantors.

                           (ii) "Adjusted Maximum Amount" means the maximum
aggregate amount of the liability of a Guarantor under this Subsidiary Guarantee Agreement limited to the extent required under subsection 3.5 (except that, for purposes solely of this calculation, any assets or liabilities arising by virtue of any rights to or obligations of reimbursement or contribution under this subsection 5.2 shall not be counted as assets or liabilities of such Guarantor).

                           (iii) "Aggregate Unreimbursed Payments" means, with
respect to a Person as of any date of determination, the aggregate net amount of all payments made on or before such date by such Person under this Subsidiary Guarantee Agreement or any other written instrument providing for the guarantee of the Guaranteed Obligations for which reimbursement by the Borrower to such Person is then due and payable as contemplated in subsection 5.1 but has not been paid.

                           (iv) "All Guarantors" means the Guarantors under this
Agreement and any other Person who has entered into a written instrument agreeing to guarantee the Guaranteed Obligations.

The allocation and right of contribution among the Guarantors set forth in this subsection 5.2 shall not in any respect limit the Guarantors' liability under this Subsidiary Guarantee Agreement to the Beneficiaries.

                  5.3 Guarantors hereby waive, release and discharge, absolutely, unconditionally, irrevocably and forever, all rights of recourse, reimbursement, contribution or indemnity and all other claims that Guarantors might otherwise have or acquire against Borrower or any other Person liable for the payment of any of the Guaranteed Obligations (including, without limitation, the owner of any interest in collateral subject to a Lien securing any of the Guaranteed Obligations) and all rights of subrogation that Guarantors might otherwise have or acquire against any Beneficiary by reason of any payment made by Guarantors under this Agreement or otherwise as a result of or in connection with this Agreement, whether such rights or claims are conferred by agreement, implied or created by law or otherwise, except only the reimbursement rights reserved by Guarantors in subsection 5.1 and the contribution rights granted to Guarantors under subsection 5.2.

                  6. Setoff. In the event that any amount becomes due and payable hereunder and the Beneficiaries shall have demanded payment thereof from Guarantors, in addition to all other rights and remedies, the Beneficiaries and each and every affiliate of the Beneficiaries (and any Person holding a participation interest in any of the Guaranteed Obligations) is hereby irrevocably authorized, without prior notice to the Guarantors, to set off any balances held for the account of or any other liability owing by the Beneficiaries or any such affiliate or participant to Guarantors at any of their offices against any of the Guaranteed Obligations, as the Beneficiaries or such affiliate or participant may elect.

                  7. Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the Guarantors hereto shall be in writing (including teletransmissions), shall be given or made at the address or telecopier number set forth on the signature page hereto, or at such other address or telecopier number as Guarantors may hereafter specify to the Bank in writing, and (unless otherwise specified herein) shall be deemed delivered on receipt if teletransmitted or delivered by hand or five Business Days after mailing, and all mailed notices shall be by registered mail, postage prepaid.

                  8. Expenses. Guarantors shall be jointly and severally liable to the Beneficiaries and shall pay to the Beneficiaries immediately on demand all costs and expenses of the Beneficiaries, including all reasonable fees and disbursements of the Beneficiaries' counsel incurred in the collection or enforcement or attempted collection or attempted enforcement of the Beneficiaries' rights under this Agreement.

                  9. No Waiver of Remedies. No failure to exercise and no delay in exercising, on the part of the Beneficiaries, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  10. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to any conflicts-of-laws rules.

                  11. Entire Agreement; Modifications. This Agreement contains the entire agreement between the Beneficiaries and the Guarantors with respect to all subject matters contained herein. This Agreement cannot be amended, modified or changed in any way except by a written instrument executed by Guarantors and accepted by the Bank.

                  12. Successors and Assigns. The covenants, representations, warranties and agreements herein set forth shall be binding upon the Guarantors and their successors and assigns and shall inure to the benefit of the Beneficiaries, their successors and assigns.

                  13. Severability. The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

                  14. Jurisdiction and Venue. For purposes of this Agreement, each of the Guarantors and the Beneficiaries hereby irrevocably consents and submits to the nonexclusive jurisdiction and venue of all federal and state courts located in the State of New York. At the Beneficiaries' option, the Guarantors may be joined in any action or proceeding commenced by the Beneficiaries against Borrower in connection with or based on the Loan Documents to which Borrower is a party, or any provision of any thereof, and recovery may be had against the


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


Guarantors in such action or proceeding or in any independent action or proceeding against the Guarantors, without any requirement that the Beneficiaries first assert, prosecute or exhaust any remedy or claim against Borrower. Each Guarantor and each Beneficiary hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of, under or relating to this Agreement or any Loan Document brought in any federal or state court located in the State of New York, and hereby further irrevocably waives (to the fullest extent permitted by applicable law) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section shall affect any right that the Beneficiaries may otherwise have to bring any action or proceeding relating to this Agreement against any Guarantor or its properties in any jurisdiction in which it may lawfully do so, provided that no such action or proceeding may be commenced in a court located outside the United States except an action or proceeding to enforce a judgment rendered by a court in the United States in the courts of another jurisdiction. EACH GUARANTOR AND EACH BENEFICIARY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT.



                      REMAINDER OF PAGE INTENTIONALLY BLANK


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


                  IN WITNESS WHEREOF, the Guarantors have executed this Subsidiary Guarantee Agreement as of the date first written above.

                                   BUFFALO CHINA, INC.

                                   By: /s/ PETER J. KALLET
                                       -------------------
                                   Name: Peter J. Kallet
                                   Title: Chief Executive Officer
                                   Address: c/o Oneida Ltd.
                                            163-181 Kenwood Ave.
                                            Oneida, New York 13421
                                   Telecopier (fax) #: (315) 361-3700


                                   DELCO INTERNATIONAL, LTD.

                                   By: /s/ PETER J. KALLET
                                       -------------------
                                   Name: Peter J. Kallet
                                   Title: Chief Executive Officer
                                   Address: c/o Oneida Ltd.
                                            163-181 Kenwood Ave.
                                            Oneida, New York 13421
                                   Telecopier (fax) #: (315) 361-3700


                                   ENCORE PROMOTIONS, INC.

                                   By: /s/ PETER J. KALLET
                                       -------------------
                                   Name: Peter J. Kallet
                                   Title: Chief Executive Officer
                                   Address: c/o Oneida Ltd.
                                            163-181 Kenwood Ave.
                                            Oneida, New York 13421
                                   Telecopier (fax) #: (315) 361-3700


                                   SAKURA, INC.

                                   By: /s/ PETER J. KALLET
                                       -------------------
                                   Name: Peter J. Kallet
                                   Title: Chief Executive Officer
                                   Address: c/o Oneida Ltd.
                                            163-181 Kenwood Ave.
                                            Oneida, New York 13421
                                   Telecopier (fax) #: (315) 361-3700


                                   THC SYSTEMS INC.

                                   By: /s/ PETER J. KALLET
                                       -------------------
                                   Name: Peter J. Kallet
                                   Title: Chief Executive Officer
                                   Address: c/o Oneida Ltd.
                                            163-181 Kenwood Ave.
                                            Oneida, New York 13421
                                   Telecopier (fax) #: (315) 361-3700



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